UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2019

AutoWeb, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Daniel Ingle as Executive Vice President, Chief Operating Officer

By action taken as of January 8, 2019, the Board of Directors of AutoWeb, Inc. (“Company” or “AutoWeb”) appointed Mr. Daniel Ingle, age 49, as Executive Vice President, Chief Operating Officer of the Company, effective upon the commencement of his employment with the Company. Mr. Ingle commenced employment with the Company on January 16, 2019 (“Employment Commencement Date”), and the Company announced Mr. Ingle’s appointment on the Employment Commencement Date.

Prior to joining AutoWeb, Mr. Ingle spent the last 12 years with Cox Automotive serving in various capacities. Most recently, he served as the Vice President of International Business Development, where he was responsible for the global expansion of Kelley Blue Book and AutoTrader. Mr. Ingle has held several different leadership positions at Cox Automotive/Kelley Blue Book, including Vice President of Vehicle Valuations and Industry Solutions and Vice President of Analytic Insights and Technology. Prior to Cox, Mr. Ingle was the director of information technology at CapitalOne Auto Finance, where he managed a technology project portfolio that included a direct to consumer loan originations platform as well as a loan servicing system. He has also held positions with PeopleFirst.com, Thomson Technology Consulting Group and Ernst & Young. Mr. Ingle holds a Bachelor of Science degree in Management Information Systems from Ohio University.

On January 8, 2019, the Compensation Committee of the Board of Directors of AutoWeb (“Compensation Committee”) approved a base annual salary and a target annual incentive compensation percentage for Mr. Ingle of $380,000 and 65%, respectively.

The Compensation Committee also approved a grant of stock options to Mr. Ingle to acquire 165,000 shares of the Company’s common stock at an exercise price of $3.53, the closing price of the common stock on The Nasdaq Capital Market on the Employment Commencement Date. The options were granted as inducement options under Nasdaq rules. The options have a term of seven years, and one-third of the options will vest on the first anniversary of the Employment Commencement Date and one thirty-sixth of the options will vest on each successive monthly anniversary of the Employment Commencement Date for the following twenty-four months. Vesting of the options will accelerate upon the occurrence of certain events, including upon a change of control of the Company or upon a termination of Mr. Ingle’s employment by the Company without cause or by Mr. Ingle for good reason.

Additionally, the Compensation Committee approved severance benefits for Mr. Ingle to provide that if Mr. Ingle’s employment with the Company is terminated by the Company without cause or by Mr. Ingle for good reason, Mr. Ingle would be entitled to: (i) a lump sum payment equal to 6 months of his base annual salary; and (ii) continuation of his health and welfare insurance benefits for 6 months. Payment of the severance benefits is conditioned on Mr. Ingle’s execution of a general release in favor of the Company.

The foregoing descriptions of Mr. Ingle’s terms of employment are not complete and are qualified in their entirety by reference to the Offer of Employment, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

A copy of AutoWeb’s press release announcing the employment of Mr. Ingle is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

10.1
Offer of Employment between Daniel Ingle and AutoWeb, Inc. dated November 26, 2018

99.1
Press Release dated January 16, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 16, 2019
AUTOWEB, INC.
By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary